Exhibit 21.1

Subsidiaries

Subsidiaries	Jurisdiction of Incorporation
Canmart Limited	England and Wales
Cannahealth Limited	Malta
Bophelo Holdings Ltd.	United Kingdom
Holigen Limited	Malta
1468243 B.C. Ltd.	Canada
1371011 B.C. Ltd	Canada